SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Home Products International, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOME PRODUCTS INTERNATIONAL, INC.
4501 West 47th Street
Chicago, Illinois 60632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 23, 2002

To the Stockholders of Home Products International, Inc.

The Annual Meeting of Stockholders of Home Products International, Inc. a Delaware corporation (the “Company”), will be held on Thursday, May 23, 2002 at 10:00 a.m., local time, at the Company’s Corporate Offices, 4501 West 47th Street, Chicago, IL 60632 for the following purposes, as more fully described in the accompanying Proxy Statement.

1. To elect six (6) directors for the next year.

2. To transact such other business as may properly come before the annual  meeting.

Stockholders of record of the Company’s Common Stock at the close of business on April 5, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the postage paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

For the Board of Directors,

James R. Tennant
Chairman of the Board

Chicago, Illinois
April 12, 2002

HOME PRODUCTS INTERNATIONAL, INC.
4501 West 47th Street
Chicago, Illinois 60632

PROXY STATEMENT

Approximate date proxy material
intended to be first sent to stockholders:
April 24, 2002

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Home Products International, Inc., a Delaware corporation (the “Company” or “HPI”), to be held on Thursday, May 23, 2002 (the “Meeting”), for the purposes stated in the attached Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION

Solicitation of Proxies

A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or facsimile by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company’s Common Stock.

Authority Conferred by Proxies

The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted: FOR the election of all nominee directors specified herein. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and one is a director and executive officer of the Company and the other is an executive officer of the Company.

How You Can Vote

You may attend the Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•
Voting by Telephone.  You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•
Voting by Internet.  You can also vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

Revocability of Proxies

Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person.

Voting Securities and Record Date

The Company’s voting securities consist of one class of Common Stock, par value $0.01 per share (the “Common Stock”), and one class of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Company had 7,837,438 issued and outstanding shares of Common Stock and no shares of Preferred Stock issued and outstanding as of the close of business on April 5, 2002 (the “Record Date”). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of one-third of the shares of Common Stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

Votes for, against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. For the election of directors, the six nominees who receive the most votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of such election.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information as of April 5, 2002 (unless otherwise noted) with respect to the beneficial ownership of the Company’s issued and outstanding Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all of the directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) which generally attribute beneficial ownership of securities to persons which possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

Based upon the SEC definition of beneficial ownership, outstanding stock options exercisable by the executive officers and directors within 60 days of the Record Date are included in the number of shares owned by such individuals.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Percent of Class
J.P. Morgan Partners (SBIC), LLC(1)	1,334,521	17.0%
Samstock/SIT LLC and Zell General Partnership, Inc.(2)	664,000	8.5
Dimensional Fund Advisors, Inc.(3).	506,550	6.5
Charles R. Campbell(4)	51,406	*
Marshall Ragir(5)	381,263	4.8
Jeffrey C. Rubenstein(6)(7)	207,424	2.6
Daniel B. Shure(8)	54,552	*
Joel D. Spungin(9)	48,822	*
James R. Tennant(10)	732,994	9.1
James E. Winslow(11)	119,973	1.5
All directors and executive officers as a group (7 persons) (12)	1,514,251	18.3

*	Less than 1%.
(1)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002 by J.P. Morgan Partners (SBIC), LLC. J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC), is a Delaware limited liability company (hereinafter referred to as “JPMP (SBIC)”), whose principal business office is located at 1221 Avenue of the Americas, New York, NY 10020. According to the filing, JPMP (SBIC) has sole voting and dispositive power with respect to all shares.

(2)
As reported in a statement on Schedule 13D filed with the Securities and Exchange Commission on January 11, 2002 by Samstock/SIT, LLC a Delaware limited liability company (“Samstock/SIT”) and Zell General Partnership, Inc., an Illinois corporation (“ZGP”). The sole member of each of Samstock/SIT and ZGP is Sam Investment Trust, an Illinois trust (SIT) formed for the benefit of Samuel Zell and members of his family. The sole trustee of SIT is Chai Trust Company, LLC, an Illinois limited liability company. Samstock/SIT has sole voting and dispositive power with respect to 650,720 shares and ZGP has sole voting and dispositive power with respect to 13,280 shares. Samstock/SIT and ZGP principle business office is located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)
As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 30, 2002 by Dimensional Fund Advisors, Inc. (“DFA”), DFA beneficially owns 506,550 shares as a result of acting as an investment adviser for registered investment companies. DFA and the various accounts to which it is an adviser have shared power to vote and dispose of all such shares. DFA expressly disclaims that it is in fact the beneficial owner of such shares. DFA’s address is 1299 Ocean Avenue, 11th floor, Santa Monica, CA 90401.

(4)	Includes 26,667 shares of Common Stock which may be purchased by Mr. Campbell upon exercise of currently exercisable options.
(5)
Includes 164,000 shares of Common Stock beneficially owned by the Ragir Foundation with respect to which Mr. Ragir, in his capacity as a director, exercises shared voting and investment power. These shares are deemed to be beneficially owned by Mr. Ragir pursuant to the 1934 Act. Mr. Ragir expressly disclaims that he is, in fact, the beneficial owner of such shares. The number of shares reported in the table also includes 66,993 shares of Common Stock beneficially owned by the Meyer J. Ragir Family Irrevocable Trust — Marshall Ragir Separate Trust and 15,190 shares of Common Stock beneficially owned by the MJR/NLR Gift Trust — Marshall Ragir Separate Trust with respect to which Mr. Ragir, in his capacity as a co-trustee, exercises shared voting and investment power. Includes 26,667 shares of Common Stock which may be purchased by Mr. Ragir upon exercise of currently exercisable options.

(6)
Mr. Rubenstein is co-trustee of five separate trusts and, in such capacities, exercises shared voting and investment power with respect to the shares of Common Stock beneficially owned by the five separate trusts. The five trusts, and the respective number of shares held by each, is as follows: MJR/NLR Gift Trust — Judith Ragir Separate Trust (15,189 shares); MJR/NLR Gift Trust — Robert Ragir Separate Trust (13,985 shares); MJR/NLR Gift Trust — Marshall Ragir Separate Trust (15,190 shares); Meyer J. Ragir Family Irrevocable Trust — Judith Ragir (16,500 shares); and Meyer J. Ragir Family Irrevocable Trust —

Marshall Ragir Separate Trust (66,993 shares). All five trusts are collectively referred to herein as the “Ragir Trusts”. None of the Ragir Trusts individually owns more than 1% of the Common Stock of the Company. Mr. Rubenstein, as co-trustee of the Ragir Trusts, exercises either sole or shared voting and investment power with respect to 127,857 shares of Common Stock. Mr. Rubenstein expressly disclaims that he is, in fact, the beneficial owner of all such shares. The address for Mr. Rubenstein is 200 North LaSalle Street, Suite 2100, Chicago, IL 60601.

(7)
Includes 26,667 shares of Common Stock which may be purchased by Mr. Rubenstein upon exercise of currently exercisable options. Also includes 1,000 shares held by Mr. Rubenstein’s wife with respect to which Mr. Rubenstein disclaims beneficial ownership.

(8)
Includes 26,667 shares of Common Stock which may be purchased by Mr. Shure upon exercise of currently exercisable options and 14,584 shares of Common Stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan. Also includes 2,500 shares held by Mr. Shure’s children with respect to which Mr. Shure disclaims beneficial ownership.

(9)
Includes 26,667 shares of Common Stock which may be purchased by Mr. Spungin upon exercise of currently exercisable options and 17,115 shares of Common Stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

(10)
Includes 200,100 shares of Common Stock which may be purchased by Mr. Tennant upon exercise of currently exercisable options. Includes 373,333 restricted shares of Common Stock and 25,266 shares subject to the Company’s Executive Incentive Plan.

(11)
Includes 31,350 shares of Common Stock which may be purchased by Mr. Winslow upon exercise of currently exercisable options. Includes 54,167 restricted shares of Common Stock and 8,762 shares subject to the Company’s Executive Incentive Plan.

(12)
Includes 364,785 shares of Common Stock which may be purchased upon exercise of currently exercisable options, 427,500 restricted shares of Common Stock, 34,028 shares subject to the Company’s Executive Incentive Plan and 31,699 shares of Common Stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the Board of Directors shall consist of six directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the six nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees have served as directors since the last annual meeting. The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. The nominees receiving the highest number of votes of shares of Common Stock, up to the number of directors to be elected, shall be elected.

Nominees for Directors

Information regarding the Board’s nominees for election as directors is set forth below.

Charles R. Campbell, age 62, has been a director of the Company since September, 1994. Since 1996 Mr. Campbell has been a principal with the Everest Group, a management consulting firm. From 1995 to 1996, Mr. Campbell was President of C. R. Campbell & Associates, a management consulting firm. From 1985 to 1995, Mr. Campbell was Senior Vice President, Chief Financial and Administrative Officer of Federal Signal Corporation, a diversified manufacturer of capital goods. Mr. Campbell is a director of Federal Signal Corporation, a publicly held company.

Marshall Ragir, age 57, has been a director of the Company since July, 1995. Since 1991, Mr. Ragir has been President and Chief Executive Officer of Know Business Inc., a venture capital and investment company. Mr. Ragir is a director of several charitable foundations and non-profit agencies.

Jeffrey C. Rubenstein, age 60, has been a director of the Company since September, 1986. Since 1991, Mr. Rubenstein has been a senior principal with the law firm of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., an Illinois professional corporation, which is counsel to the Company. Mr. Rubenstein is a director of Vita Food Products, Inc., a publicly held company, and a number of privately held companies.

Daniel B. Shure, age 44, has been a director of the Company since December, 1994. Since 1988, Mr. Shure has been President and Chief Executive Officer of Strombecker Corporation, an international toy manufacturer and distributor. Mr. Shure is a director of several privately held companies.

Joel D. Spungin, age 64, has been a director of the Company since September, 1996. Since 1995, Mr. Spungin has been President of DMS Enterprises, a management advisory and investment company. Mr. Spungin has been Chairman Emeritus of United Stationers, Inc. since 1994. From 1981 to 1995, Mr. Spungin was employed by United Stationers, Inc., a publicly held company, in various capacities with his final position being Chairman of the Board and Chief Executive Officer. Mr. Spungin is a director of AAR Corporation and Vita Food Products, Inc., both of which are publicly held companies, and a number of privately held companies.

James R. Tennant, age 49, joined the Company as Chairman of the Board and Chief Executive Officer in April, 1994. Mr. Tennant was elected a director of the Company in December, 1992, and was a member of the Company’s Compensation Committee until April, 1994. From 1982 to 1994, Mr. Tennant was Division President of True North Communications, an international marketing services company. Mr. Tennant is a director of Hines Horticulture, Inc., a publicly held company, and a number of privately held companies.

Board and Committees Membership

The Board of Directors met seven times during the 2001 fiscal year and had three ongoing committees. Those committees consisted of an Audit Committee, an Executive Compensation Committee and a Nominating Committee. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

The table below provides membership and meeting information for each of the Board committees in fiscal 2001.

Name	Audit		Executive Compensation		Nominating
Charles R. Campbell	X	*
Marshall Ragir			X		X
Jeffrey C. Rubenstein	X		X
Daniel B. Shure	X				X
Joel D. Spungin			X	*
James R. Tennant					X	*
2001 Meetings	2		2		1

*	Committee Chairman

The Audit Committee

The Audit Committee oversees the activities of the Company’s independent auditors. The Committee:

•	Reviews with the outside auditors the scope of the audit, the auditor’s fees and related matters;

•	Receives copies of the annual comments from the independent auditors on accounting procedures and systems of control;

•
Reviews with the independent auditors any questions, comments or suggestions they may have relating to our internal controls, accounting practices and procedures and those of the Company’s subsidiaries; and

•	Performs such other duties as set forth in the Audit Committee Charter. See “Audit Committee Report”.

The Executive Compensation Committee

The Executive Compensation Committee is responsible for establishing annual and long-term performance goals for the Executive Officers. This responsibility includes establishing the compensation package and evaluating the performance of the Chairman and Chief Executive Officer, and the Chief Financial Officer. In addition, the Committee:

•	Recommends the granting of options and awards under the various stock option plans; and

•	Publishes an annual Executive Compensation Committee Report for the stockholders.

The Nominating Committee

The Nominating Committee is responsible for recommending candidates for membership on the Board of Directors and consulting with the Chairman on committee assignments. The Nominating Committee will not consider nominees recommended by security holders.

Compensation of Directors

All non-employee directors are paid an annual retainer of $10,000, plus $2,000 for each Board of Directors’ meeting attended and $500 for each committee meeting attended, unless such meetings are conducted telephonically, in which case the fee is $1,000 for each meeting. Each non-employee director may defer payment of the retainer and/or director’s fee, until termination of the director’s services or the attainment of a certain age. Non-employee directors will also be granted an option to purchase shares of Common Stock at the discretion of the Board of Directors upon consideration of recommendations of the Executive Compensation Committee. All of the stock options granted to the non-employee directors will be at an exercise price equal to the closing price per share as reported on The Nasdaq SmallCap Marketsm on such date and will become exercisable immediately. Non-employee directors will also receive an automatic grant of an option to purchase 20,000 shares of common stock every three years commencing in May 2001. These stock options are granted at the closing price per share of common stock on the date of the grant as reported by The Nasdaq SmallCap Marketsm and become exercisable in annual cumulative installments of 33%, commencing one year from the date of grant, with full vesting occurring on the third anniversary of the date of grant.

The Company’s Board of Directors unanimously recommends voting “FOR” the election of the nominees set forth herein.

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses the compensation awarded by the Company for services rendered during the Company’s last three completed fiscal years to the chief executive officer and to the other named executive officer (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award ($)(1)	Securities Underlying Options #	LTIP Payouts ($)(2)	All Other Compensation ($)
James R. Tennant	2001	$447,200	$1,135,610	$0	100,000	$55,900	$32,337	(3)
Chairman of the Board and Chief	2000	430,000	0	594,999	0	12,268	64,425	(3)
Executive Officer	1999	391,758	341,691	0	225,000	115,013	69,759	(3)
James E. Winslow	2001	$223,600	$399,932	$0	25,000	$19,387	$16,964	(4)
Executive Vice President, Chief	2000	215,000	0	86,329	0	4,522	29,299	(4)
Financial Officer and Secretary	1999	205,000	162,522	0	35,000	42,396	32,710	(4)

(1)
The shares represented by the restricted stock award are subject to a forfeiture restriction in the event that Messrs. Tennant or Winslow voluntarily leave the Company or are terminated for cause prior to the date the restriction lapses. The restriction on the shares will lapse in October 2003. The number of restricted shares held by Mr. Tennant at the end of 2001 was 373,333 and the value of such shares at the end of last year was $1,101,332. The number of restricted shares held by Mr. Winslow at the end of 2001 was 54,167 and the value of such shares at the end of last year was $159,793. There are no other outstanding shares of restricted stock of the Company

(2)
The amounts appearing in this column are as of December 29, 2001, December 30, 2000 and December 25, 1999 represent the value of the shares of Common Stock, as well as the cash, paid out upon the conversion of share units pursuant to the Company’s Executive Incentive Plan (“EIP”). The 2001 payout values were calculated by multiplying the closing price of the Company’s Common Stock as of the last trading date of the Company’s fiscal year 2001 (December 28, 2001) of $2.950/share by a certain number of share units. Mr. Tennant’s payout was based on 18,949 share units and Mr. Winslow’s payout was based on 6,572 share units. The 2000 payout values were calculated by multiplying the closing price of the Company’s Common Stock as of the last trading date of the Company’s fiscal year 2000 (December 29, 2000) of $1.750/share by a certain number of share units. Mr. Tennant’s payout was based on 7,010 share units and Mr. Winslow’s payout was based on 2,584 share units. The 1999 payout values were calculated by multiplying the closing price of the Company’s Common Stock as of the last trading date of the Company’s fiscal year 1999 (December 23, 1999) of $10.938/share by a certain number of share units. Mr. Tennant’s payout was based on 10,515 shares units and Mr. Winslow’s payout was based on 3,876 share units.

(3)
Consists in 2001 of an employer contribution of $10,350 to Mr. Tennant’s 401(k), an employer contribution of $8,684 to Mr. Tennant’s Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 2000 of an employer contribution of $10,350 to Mr. Tennant’s 401(k), an employer contribution of $40,772 to Mr. Tennant’s Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 1999 of an employer contribution of $9,800 to Mr. Tennant’s 401(k), an employer contribution of $38,341 to Mr. Tennant’s non-qualified deferred compensation plan maintained by the Company (the “Deferred Compensation Plan”) and the Company’s payment of $21,618 in life and disability insurance premiums on Mr. Tennant’s behalf.

(4)
Consists in 2001 of an employer contribution of $10,350 to Mr. Winslow’s 401(k), an employer contribution of $1,744 to Mr. Winslow’s Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 2000 of an employer contribution of $10,350 to Mr. Winslow’s 401(k), an employer contribution of $14,079 to Mr. Winslow’s Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 1999 of an employer contribution of $9,800 to Mr. Winslow’s 401(k), an employer contribution of $14,996 to Mr. Winslow’s Deferred Compensation Plan and the Company’s payment of $7,914 in life and disability insurance premiums on Mr. Winslow’s behalf.

Option Grants in Last Fiscal Year

The following table provides information on option grants in fiscal 2001 to the Named Executive Officers.

	Individual Grants				Expiration Date
	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price ($/Share)(4)		Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name						5%	10%
James R. Tennant	100,000	(1)	18.5%	$1.76	05/11/11	$110,685	$280,499
James E. Winslow	25,000	(2)	4.6%	$1.76	05/11/11	27,671	70,125

(1)
Options become exercisable, if at all, (a) in 33,333 share increments if the daily average closing price of the Common Stock on the Nasdaq SmallCap Marketsm during any 20 consecutive calendar day period equals or exceeds $6, $7 and $8 respectively, or (b) in full on May 14, 2006, whichever occurs first. Vesting may be accelerated as of result of certain changes in control of the Company.

(2)
Options become exercisable in annual cumulative installments of 25%, commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date of the date of grant. Vesting may be accelerated as of result of certain changes in control of the Company.

(3)	The Company granted a total of 541,333 stock options in 2001.

(4)	All stock options were granted at market value on the date of grant, based on the closing price of the common stock on the Nasdaq SmallCap Marketsm as reported in The Wall Street Journal.

(5)
Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the continued employment of the Executive Named Officer. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises in fiscal 2001 by the Named Executive Officers and the value of such officers’ unexercised options at December 29, 2001.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Tennant	0	$0	200,100	100,000	$0	$119,000
James E. Winslow	0	0	25,100	25,000	0	29,750

(1)
Represents the difference between $2.95 (closing price of the common stock on the Nasdaq SmallCap Marketsm as reported in The Wall Street Journal on December 28, 2001) and the option exercise price multiplied by the number of shares of common stock covered by the options held.

Long-Term Incentive Plans — Awards in Last Fiscal Year

The table below presents the value as of December 29, 2001 of the share units earned by the Named Executive Officers in fiscal 2001 under the Company’s Executive Incentive Plan (“EIP”). The share units earned in fiscal 2001 are to be converted to Common Stock and cash then paid out in three annual installments as soon as practicable following the closing of fiscal 2002, 2003 and 2004. The number of share units awarded for 2001 was determined by dividing the total dollar amount of the deferred award by the average trading price of the Company’s common stock for the final twenty trading days of the fiscal year (as defined in the EIP). It is presently estimated that 67% of the Share Units will be converted to shares of the Company’s common stock and 33% of the share units will be converted to cash prior to payout each year.

The value of the 2001 share units as of December 29, 2001 in the table below was determined by multiplying the number of share units awarded under the EIP for 2001 by the last reported sale price of the Company’s Common Stock as reported on the Nasdaq SmallCap Marketsm on the last trading day of the Company’s fiscal year (December 28, 2001, $2.95/sh).

Name	Number of Share Units #	Value of Deferred Award as of 12/29/01	Period of Payout
James R. Tennant	42,828	$126,342	2002/2003/2004
James E. Winslow	14,547	42,913	2002/2003/2004

Employment Agreements

James R. Tennant is employed as Chairman of the Board and Chief Executive Officer of the Company pursuant to an employment agreement dated as of May 19, 1999. Such employment agreement expires on December 31, 2003, with automatic one year extensions thereafter unless canceled by either party. The employment agreement provides for a minimum annual base salary of $400,000. Mr. Tennant is also entitled to receive a discretionary bonus based on the Company’s financial performance (in the form of cash and/or stock options at the discretion of the Board of Directors), as well as to receive incentive bonuses subject to the terms of the EIP and the Company’s Management Incentive Plan. Mr. Tennant’s employment agreement also provides for the granting of certain options to purchase Common Stock. If the Company terminates Mr. Tennant’s employment without cause or does not renew Mr. Tennant’s employment agreement for any renewal year after December 31, 2003, Mr. Tennant will be entitled to receive a severance payment in an amount equal to three times the average salary and bonus earned during the two years immediately prior to the termination. If Mr. Tennant’s employment is terminated for any reason within 180 days after a change in control of the Company, Mr. Tennant is entitled to receive (i) a payment on the date of such termination in consideration for consulting services for the following twenty-four (24) months, in an amount equal to the difference between (A) five million and (B) the per share value of the Company’s Common Stock at the closing of the event which is the culmination of the transaction(s) resulting in the change of control minus the exercise price per share of each stock option granted to Mr. Tennant prior to the change in control multiplied by the number of shares of the Company’s common stock underlying each option granted and (ii) a one time payment equal to the product of (A) three times (B) the sum of the amount of salary and bonus earned during each of the two years immediately prior to the termination divided by two. Mr. Tennant’s employment agreement also contains a provision to reimburse him for any excise tax that may be due under section 4999 of the Internal Revenue Code of 1986, as amended, as well as any additional income or other tax which may become due because of this additional payment. He also agrees not to compete against the Company or solicit its customers or employees for a period of three years after his voluntary termination or termination by the Company without cause.

The Company has entered into an employment agreement with Mr. Winslow. If Mr. Winslow’s employment is terminated by the Company for any reason (other than for cause, death or disability), he is entitled to a severance payment equal to the average yearly salary and bonus compensation paid to such executive over the past two fiscal years.

Retention Agreement

The Company has entered into a Retention and Non-Competition Agreement with Mr. Winslow. The agreement provides that if Mr. Winslow remains with the Company for 180 days following a change in control of the Company, or is terminated without cause or dies before the end of such period, Mr. Winslow will receive a payment equal to two (2) times his average yearly salary and bonus compensation paid to him over the past two fiscal years. Additionally, Mr. Winslow agrees that he will not compete against the company or solicit its customers or employees for a period of one year after the termination of his employment with the Company, and the Company agrees to pay Mr. Winslow $100,000 upon a change in control in consideration for such agreements.

Restricted Stock Agreement

In 2000 the Board of Directors of the Company offered Messrs. Tennant and Winslow the option to cancel certain outstanding stock options and convert such canceled options into restricted stock of the Company pursuant to a Restricted Stock Agreement (the “Agreement”). Under the Agreement, Messrs. Tennant and Winslow have elected to cancel 830,000 and 115,000 options to purchase the Company’s Common Stock, respectively. Under the Agreement, 373,333 and 54,167 shares of the Company’s Common Stock were issued as restricted stock to Messrs. Tennant and Winslow, respectively. The restriction on the shares will lapse in October 2003. All shares are subject to forfeiture in the event that the employee voluntarily leaves the Company or is terminated for cause prior to the date the restriction lapses.

COMPENSATION COMMITTEE REPORT

The report of the Compensation Committee and the performance graph included elsewhere in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filings under either the 1933 Act or the 1934 Act (together, the “Acts”), except to the extent that the Company specifically incorporates such report or graph by reference; and further, such report and graph shall not be deemed filed under the Acts.

The Executive Compensation Committee (“Committee”) determines and administers the compensation of the Company’s executive officers. The Committee is comprised entirely of non-employee directors.

Compensation Philosophy

At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company. The Committee actions related to the compensation of the chief executive officer of the Company and the chief financial officer of the Company are submitted to the full Board of Directors for ratification.

The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of the Company’s executive officers. At the executive officer level, the Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

The Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officer(s). While the Committee considers such Company performance measures as net income, earnings per share, return on average stockholders’ equity, return on capital employed and return on average total assets, the Committee does not apply any specific quantitative formula in making compensation decisions. However, the Executive Incentive Plan and the Management Incentive Plan are based on specific Company performance measures of return on capital employed and the attainment of certain budgeted goals, respectively. The Committee also appreciates the importance of achievements that may be difficult to quantify and, accordingly, recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to the industry. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

Base Salary

Base salaries for the chief executive officer and other executive officer(s) are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer’s position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual executive officer’s performance. The Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

Performance Based Compensation

Executive Incentive Plan.  The Executive Incentive Plan (“EIP”) applies to the Company’s senior management. The purpose of the EIP is to make available to the participants a portion of their total compensation in the form of an incentive opportunity when they discharge their duties in a manner which makes a measurable contribution to the Company’s earnings and achieves a predetermined return on capital employed goal. While the EIP provides annual incentive opportunity, it also focuses on long-term results.

Management Incentive Plan.  The Management Incentive Plan, (“MIP”) applies to executive officers and key employees of the Company. Participants are eligible to earn an annual incentive award based on the attainment of pre-approved Company and subsidiary goals. Participants are assigned a target incentive award stated as a percent of their salary, based on a participant’s duties and responsibilities. The target incentive award is calculated at the end of the fiscal year based upon the attainment of predetermined goals.

Stock Options

In recommending grants under the various stock option plans, the Committee considers various quantitative and qualitative factors. The number of options previously awarded to and held by executive officers and key employees is reviewed but is only one factor in determining the size of current option grants.

Chief Executive Officer Compensation

Compensation of the Chief Executive Officer for the 2001 fiscal year was determined pursuant to the terms of Mr. Tennant’s employment agreement. Mr. Tennant also participates in the Executive Incentive Plan for senior executives as well as the Management Incentive Plan.

Co	mpensation Committee
Joe	l Spungin, Chairman
Ma	rshall Ragir
Jef	frey C. Rubenstein

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Audit Committee, which is appointed annually by the Board of Directors, currently consists of three directors, all of whom are independent and meet the other qualification requirements under the applicable rules of the National Association of Securities Dealers’ listing standards. The Audit Committee acts under a written charter which was adopted by the Board of Directors on October 16, 2000. As described in its charter, the Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls, including recommending to the Board of Directors an accounting firm to serve as the Company’s independent accountants. The Audit Committee is not responsible for the planning or conduct of the audits or the determination that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the Company’s financial statement in accordance with auditing standards generally accepted in the United States. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee’s role does not provide any special assurances with regard to the Company’s Financial statements, nor does it involve a professional evaluation of the quality of the audits performed by Arthur Andersen LLP.

In this context and in accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Company’s states that:

•	The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 29, 2001;

•
The Audit Committee has discussed with Arthur Andersen LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•
The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with Arthur Andersen LLP its independence.

Based upon the review and discussions referred to above, and subject to limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the member of the Audit Committee:

                        Charles R. Campbell, Chairman
         Jeffrey C. Rubenstein
Daniel B. Shure

Other Auditor Related Matters

During 2001, the Company retained its independent auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$175,000
All Other Fees:
Other audit-related fees(1)	$45,900
Financial Information Systems Design and Implementation Fees	0
Other fees	145,000

Total all other fees	$190,900

(1)	Other audit related fees are comprised of benefit plan audit and accounting consultation fees.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining auditor independence.

COMPANY STOCK PERFORMANCE

The following graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return on the Nasdaq SmallCap Marketsm and a Peer Group (selected industry index code 3089 — Plastics Products N.E.C.). The graph is for a period of five years and assumes $100 was invested on December 30, 1996. Cumulative total return assumes that dividends, if any, were reinvested. The cumulative total return set forth in the graph is not necessarily indicative of future returns.

ASSUMES $100 INVESTED ON DEC. 30, 1996

	12/96	12/97	12/98	12/99	12/00	12/01
Home Products	$100.00	$142.42	$120.45	$125.76	$21.21	$39.27
NASDAQ Stock Market	100.00	122.48	172.68	320.89	193.01	153.15
Peer Group	100.00	123.12	113.49	158.97	135.15	133.03

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jeffrey C. Rubenstein, a director of the Company and a member of the Compensation Committee and the Audit Committee, is a senior principal with the law firm Much Shelist Freed Denenberg Ament & Rubenstein, P.C., which serves as general counsel to the Company. Legal fees paid to Mr. Rubenstein’s firm were neither material to the Company or to his firm. Mr. Rubenstein, as co-trustee of the Ragir Trusts, exercises either sole or shared voting and investment power with respect to 127,857 shares of the Company’s Common Stock, or 1.6% of the outstanding shares of Common Stock as of April 5, 2002 and Mr. Rubenstein beneficially owned an additional 79,567 shares as of that date. The Company’s principal office and a manufacturing facility in Chicago, Illinois is owned by the Ragir Gift Trust, of which Mr. Rubenstein serves as co-trustee.

INDEPENDENT ACCOUNTANTS

Arthur Andersen LLP acted as independent accountants to audit the Company’s consolidated financial statements for the year 2001. A representative of Arthur Andersen LLP is expected to be present at the meeting to answer appropriate questions and, if they so desire, to make a statement. In light of circumstances relating to Arthur Andersen LLP, the Company has not yet appointed its independent accountants for the year 2002 and expects to make that appointment later in the year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on review of the copies of such reports furnished to the Company, the Company believes that during the 2001 fiscal year, all required Section 16(a) filings were made on a timely basis by the directors, executive officers and greater than 10% beneficial owners of the Company.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders has accompanied this Proxy Statement. The Company’s Annual Report on Form 10-K for the fifty-two weeks ended December 29, 2001, as filed with the SEC, is available without charge to any stockholder upon written request to Mark J. Suchinski, Corporate Controller, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois 60632. Copies of exhibits filed with the Form 10-K will be furnished, if requested, upon payment of the Company’s reasonable expenses in furnishing those materials.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company’s next annual meeting of stockholders must be received by the Company not later than 5:00 pm central standard time on December 25, 2002, at the Company’s principal executive offices at 4501 West 47th Street, Chicago, Illinois 60632. With respect to the Meeting, proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend when a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting if the Company did not receive proper notice of such proposal at its principal executive offices by December 19, 2001. Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s annual meeting of stockholders to be held in 2003 if a stockholder raises any proposal which is not included in the proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by December 25, 2002.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

Fo	r the Board of Directors,

Jam	es R. Tennant
Ch	airman of the Board

Chicago, Illinois
April 12, 2002

Front Side of Proxy

PROXY

HOME PRODUCTS INTERNATIONAL, INC.
4501 West 47th Street
Chicago, Illinois 60632

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James R. Tennant and James E. Winslow as Proxies (jointly and severally), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Home Products International, Inc. held of record by the undersigned on April 5, 2002 at the Annual Meeting of Stockholders to be held on May 23, 2002 or any adjournment thereof.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the related proxy statement.

(continued on reverse side)

1

Backside of Proxy
I plan to
attend meeting
☐

The Board of Directors recommends a vote FOR the Election of Directors.

1.	Election of Directors.

FOR	all nominees listed below WITHHOLD AUTHORITY
(except	as marked to the contrary below) ☐ to vote for all nominees listed below ☐

(Instructions:	To withhold authority to vote for any individual nominee, strike a line through a nominee’s name in the list below.)
Charles	R. Campbell, Marshall Ragir, Jeffrey C. Rubenstein, Daniel B. Shure, Joel D. Spungin, James R. Tennant.

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Da	te: , 2002

Sig	nature

Sig	nature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

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